UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2019

Lumber Liquidators Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33767 (Commission File Number)	27-1310817 (IRS Employer Identification No.)

3000 John Deere Road, Toano, Virginia 23168

(Address of Principal Executive Offices) (Zip Code)

(757) 259-4280

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01.	Entry Into Material Definitive Agreement.

Entry into Fourth Amended and Restated Credit Agreement

On March 29, 2019, Lumber Liquidators Holdings, Inc. (the “Company”) and its domestic subsidiaries, including Lumber Liquidators, Inc. (“LLI”) and Lumber Liquidators Services, LLC (“LL Services” and, collectively with LLI, the “Borrowers”), entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (the “Bank”) and Wells Fargo Bank, National Association (“Wells” and, collectively with the Bank, the “Lenders”) and the Bank in its capacity as administrative agent and collateral agent (in this capacity, the “Agent”) and Wells as syndication agent. The Credit Agreement amended and restated the Third Amended and Restated Revolving Credit Agreement that was entered into among the Borrowers and the Bank, as lender, administrative agent and collateral agent on August 17, 2016 (the “Existing Revolver”). Under the Credit Agreement, the Agent and the Lenders increased the maximum amount of borrowings under the revolving credit facility (the “Revolving Credit Facility”) from $150 million under the Existing Revolver to $175 million and added a new first in-last out $25 million term loan (the “FILO Term Loan”) (but subject to the borrowing bases described below). The Borrowers also have the option to increase the Revolving Credit Facility up to a maximum total amount of $225 million subject to the satisfaction of the conditions to such increase specified in the Credit Agreement.

The payment and performance of the Borrowers’ obligations under the Revolving Credit Facility and the FILO Term Loan (as well as certain cash management and bank product obligations that may be owing to the Agent, any of the Lenders or any of their respective affiliates by any of the Borrowers or the Guarantors (as defined below)) are guaranteed by the Company and its other domestic subsidiaries other than LLI and LL Services (collectively, together with the Company, the “Guarantors”) and are secured by security interests in the Collateral (as defined in the Credit Agreement), which includes substantially all assets of the Company including, among other things, the Company’s inventory and accounts receivable and the Company’s East Coast distribution center located in Sandston, Virginia as under the Existing Revolver. Under the terms of the Credit Agreement, the Company has the ability to release the East Coast distribution center from the Collateral under certain conditions.

The Revolving Credit Facility and the FILO Term Loan mature on March 29, 2024. The Borrowers’ right to obtain any loan or letter of credit under the Revolving Credit Facility and to obtain the FILO Term Loan is subject to their satisfaction of customary funding conditions as specified in the Credit Agreement, including that all representations and warranties of the Borrowers and the Guarantors in the Credit Agreement and related loan or collateral documents must be true and correct in all material respects on and as of the date of the making of such loan or the issuance of such letter of credit, no default or event of default may then exist under the Credit Agreement (both before and after giving effect to each credit extension under it), and that the total outstanding loans and letters of credit may not exceed the maximum aggregate amount of credit permitted to be outstanding under the Credit Agreement after giving effect to the new loan or letter of credit.

The Revolving Credit Facility is available to the Borrowers up to the lesser of (1) $175 million or (2) a revolving borrowing base equal to the sum of specified percentages of the Borrowers’ eligible credit card receivables, eligible inventory (including eligible in-transit inventory) and eligible owned real estate (the percentages and eligibility requirements for the borrowing base are specified in the Credit Agreement, but the aggregate amount of the borrowing base attributable to eligible real estate cannot exceed 25% of the total borrowing base at any time), less certain reserves established by the Agent in accordance with the terms of the Credit Agreement (the “Revolving Borrowing Base”).

The FILO Term Loan is also subject to a borrowing base (the “FILO Borrowing Base”). The FILO Borrowing Base is equal to the sum of specified lower percentages of the Borrowers’ eligible credit card receivables, eligible inventory (including eligible in-transit inventory) and eligible owned real estate (the percentages and eligibility requirements for the FILO Borrowing Base are specified in the Credit Agreement). If the outstanding FILO Term Loan exceeds the FILO Borrowing Base, the amount of such excess reduces availability under the Revolving Borrowing Base.

Letters of credit are subject to a sublimit of $20 million under the Credit Agreement, which has not changed from the Existing Revolver. The Bank, as the swing line lender, also may in its discretion make swing line loans to the Borrowers under the Credit Agreement up to a sublimit of $20 million, which loans will bear interest at the Base Rate (as defined in the Credit Agreement) plus the applicable margin described below. The Credit Agreement requires prepayment of the loans under the Revolving Credit Facility and cash collateralization of the letters of credit outstanding under the Revolving Credit Facility if and to the extent that the aggregate outstanding amount of such loans and letters of credit exceeds the maximum amount then permitted to be outstanding under the terms of the Credit Agreement.

Loans outstanding under the Credit Agreement can bear interest based on the Base Rate or the LIBOR Rate (as defined in the Credit Agreement). Interest on Base Rate loans is charged at varying per annum rates computed by applying a margin ranging from (i) 0.25% to 0.75% over the Base Rate with respect to Revolving Loans and (ii) 1.25% to 2.00% over the Base Rate with respect to the FILO Term Loan, in each case depending on the Borrowers’ average daily excess borrowing availability under the Revolving Credit Facility during the most recently completed fiscal quarter. Interest on LIBOR Rate loans and fees for standby letters of credit are charged at varying per annum rates computed by applying a margin ranging from (i) 1.25% to 1.75% over the applicable LIBOR Rate with respect to Revolving Loans and (ii) 2.25% to 3.00% over the applicable LIBOR Rate with respect to FILO Term Loan, in each case (for one, two, three or six month interest periods as selected by the Borrowers) depending on the Borrowers’ average daily excess borrowing availability under the Revolving Credit Facility during the most recently completed fiscal quarter. The Borrowers also pay a fee for each commercial letter of credit that is issued under the Revolving Credit Facility at the rate that is one-half of the rate then used to compute fees for standby letters of credit under the Revolving Credit Facility. In addition, the Borrowers pay an unused commitment fee of 0.25% per annum on the average daily unused amount of the Revolving Credit Facility during the most recently completed calendar quarter. Interest on Base Rate loans and all letter of credit fees are payable quarterly and interest on each LIBOR Rate loan is payable at the end of the loan’s interest period (but not less frequently than quarterly). The Borrowers also will pay a fronting fee for each letter of credit issued under the Revolving Credit Facility at a rate to be mutually agreed by the Borrowers and the letter of credit issuer (but not to exceed 0.125% per annum). If any of certain specified events of default exists under the Credit Agreement, the rates used to compute interest on loans and fees for letters of credit shall be increased by two percentage points (2.00%). If any other event of default exists under the Credit Agreement, the Agent may (or, if directed by the Required Lenders, the Agent shall) increase the rates used to compute interest on loans and fees for letters of credit by two percentage points (2.00%).

The Credit Agreement contains a financial covenant to maintain a fixed charge coverage ratio of at least 1.0 to 1.0, calculated quarterly on a trailing four quarters basis, that becomes effective only when specified availability under the Revolving Credit Facility falls below the greater of $17.5 million or 10% of the Combined Loan Cap (as defined in the Credit Agreement). The Credit Agreement also contains a number of customary covenants that, among other things, grant certain inspection rights to the Bank and limit or restrict the Company’s cash management and the ability of the Company and its subsidiaries to incur additional liens; make acquisitions or investments; incur additional indebtedness; engage in mergers, consolidations, liquidations, dissolutions or dispositions; pay dividends or other restricted payments; prepay certain indebtedness; engage in transactions with affiliates; and use proceeds. The Credit Agreement contains customary events of default. If an event of default occurs, the lenders are entitled to accelerate the advances made thereunder and exercise rights against the collateral.

As of March 29, 2019, a total of $44,590,000 of loans and letters of credit were outstanding under the Revolving Credit Facility and $25 million was outstanding under the FILO Term Loan.

The Lenders perform normal banking (including as lenders under other facilities) and investment banking and advisory services from time to time for the Company and its affiliates, for which they receive customary fees and expenses.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which has been filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, the content of which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT	DESCRIPTION

10.1	Fourth Amended and Restated Credit Agreement, dated as of March 29, 2019, among Lumber Liquidators Holdings, Inc. and its domestic subsidiaries, including Lumber Liquidators, Inc. and Lumber Liquidators Services, LLC (collectively, the “Borrowers”), Bank of America, N.A. as administrative agent and collateral agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as Lenders.*

* Pursuant to Release No. 33-10618, the Registrant has omitted the schedules and exhibits to this Agreement because such schedules and exhibits are not material. If requested by the Commission or its Staff, the Registrant will provide an unredacted copy of this Exhibit on a supplemental basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2019

LUMBER LIQUIDATORS HOLDINGS, INC.

By:	/s/ M. Lee Reeves
M. Lee Reeves
Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Fourth Amended and Restated Credit Agreement, dated as of March 29, 2019, among Lumber Liquidators Holdings, Inc. and its domestic subsidiaries, including Lumber Liquidators, Inc. and Lumber Liquidators Services, LLC (collectively, the “Borrowers”), Bank of America, N.A. as administrative agent and collateral agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as Lenders.*

* Pursuant to Release No. 33-10618, the Registrant has omitted the schedules and exhibits to this Agreement because such schedules and exhibits are not material. If requested by the Commission or its Staff, the Registrant will provide an unredacted copy of this Exhibit on a supplemental basis.